UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Ivy Funds

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May 7, 2021

IVY ASSET STRATEGY FUND

Dear Investor:

As a client of an insurance company, you own shares of Ivy Asset Strategy Fund, which is part of Waddell & Reed’s proxy solicitation efforts in connection with the Special Joint Meeting of Shareholders of certain Ivy Funds. The Special Joint Meeting for Ivy Asset Strategy Fund has adjourned to May 28, 2021 at 11:30 a.m., Central Time.  As of May 7th, your shares have not been voted.

Please be aware that if you do not respond, your shares will not be voted in connection with both meeting agenda proposals: proposal 1, to approve a new investment advisory agreement, and proposal 2, to permit the Fund’s investment advisor to recommend and hire sub advisors for the Fund.

We have received strong support from your fellow investors and are close to obtaining the votes required to pass each proposal. To date, greater than 89% of votes cast have supported the proposals. While more than forty-four million votes have been cast FOR both proposals, the fund needs less than 4% of shares outstanding to vote. Therefore, it is critical that you take a few minutes to vote by signing, dating and mailing your voting instruction card in the enclosed postage-paid envelope, or follow the instructions on your card to vote by telephone or internet.

SHAREHOLDER MEETING WILL RECONVENE ON MAY 28, 2021

Lastly, we have retained Di Costa Partners (“DCP”) to assist with the proxy solicitation process. If you receive a phone call from a DCP representative, please vote your shares over the phone. Or you may call DCP at 1-833-290-2605 to ask any questions regarding the proxy and to vote.

I thank you in advance for voting.

Philip J. Sanders
President

IASF-INS_052821